EXHIBIT 10.01

EXECUTIVE TRANSITION AND RELEASE AGREEMENT

This Executive Transition and Release Agreement (this “Agreement”) is entered into between Charlie Huang (“Executive”) and Cadence Design Systems, Inc. (“Cadence” or the “Company”).

1. TRANSITION COMMENCEMENT DATE. As of November 20, 2015 (the “Transition Commencement Date”), Executive will no longer hold the position of Executive Vice President and will be relieved of all of Executive’s authority and responsibilities in that position. Executive will be paid (a) any earned but unpaid base salary for his services as an officer of the Company prior to the Transition Commencement Date and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 of Executive’s Employment Agreement with the Company dated as of July 29, 2008 (the “Original Employment Agreement”), as amended by the First Amendment to Employment Agreement dated May 13, 2009, as further modified by the Acknowledgment of Cadence Design Systems, Inc. Clawback Policy dated February 10, 2010, and as further modified by the Second Amendment to Employment Agreement dated March 31, 2010 (collectively, the “Employment Agreement”); and (b) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates, in each case under this clause (b) as of the Transition Commencement Date. The payment of the foregoing amounts shall be made to Executive by no later than the next regular payroll date following the Transition Commencement Date. As of the first day of the month following the Transition Commencement Date, Executive will no longer participate in Cadence’s medical, dental, and vision insurance plans (unless Executive elects to continue coverage pursuant to COBRA), and will not be eligible for a bonus for any services rendered after that date.

2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive’s employment with Cadence under this Agreement terminates (the “Termination Date”) is called the “Transition Period” in this Agreement. Executive’s Termination Date will be the earliest to occur of:

a. the date on which Executive resigns from all employment with Cadence;

b. the date on which Cadence terminates Executive’s employment due to a material breach by Executive of Executive’s duties or obligations under this Agreement after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; and

c. February 28, 2017.

3. DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.

a. During the Transition Period, Executive will assume the position of consultant. In this position, Executive will render those services requested by Cadence’s CEO on an as-needed basis at mutually-convenient times. Executive’s time rendering those services shall not exceed twenty (20) hours per month. Except as otherwise provided in paragraph 3(b) of this

Agreement, Executive’s obligations hereunder will not preclude Executive from accepting and holding full-time employment elsewhere. Neither party expects that Executive will resume employment with Cadence in the future at a level that exceeds the level set forth in this paragraph 3(a) and it is the parties’ intent that Executive will have experienced a “separation from service” as defined in Section 409A of the Code as of the Transition Commencement Date.

b. As a Cadence Executive Vice President, as well as other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence’s business (including confidential information relating to Cadence and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in any business in which Cadence engages on the Transition Commencement Date, including the electronic design automation (“EDA”) industry, without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that (i) is engaged in any business in which Cadence or any of its affiliates is engaged on the Transition Commencement Date or has been engaged at any time during the 12-month period immediately preceding the Transition Commencement Date, whether in the EDA industry or otherwise, anywhere in the world (a “Cadence Business”), or (ii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with Cadence or any of its affiliates. As used in this paragraph, the term “EDA industry” means the research, design or development of electronic design automation software, electronic design verification, emulation hardware and related products, such products containing hardware, software and both hardware and/or software products, designs or solutions for, and all intellectual property embodied in the foregoing (including without limitation software programs and development tools used to design, develop, automatically configure or extend, program, manipulate, analyze, or change data pertaining to designs of IP cores), or in commercial electronic design and/or maintenance services, such services including all intellectual property embodied in the foregoing. If, during the Transition Period, Executive receives an offer of employment or consulting from any person or entity that engages in whole or in part in a Cadence Business, then Executive must first obtain written approval from Cadence’s CEO before accepting said offer. Notwithstanding anything to the contrary herein, during the Transition Period, Executive shall be entitled to (a) become employed or engaged as an employee, partner, managing director, or independent contractor in any private equity, venture capital or private debt firm (a “Firm”) that makes investments in entities that engage, directly or indirectly, in the Cadence Business, and (b) make investments in a private debt or equity investment fund (a “Fund”) that invests in entities that engage, directly or indirectly, in the Cadence Business; provided that (1) such Firm or Fund owns, directly or indirectly, not more than ten percent (10%) of any Competing Entity (as hereinafter defined), (2) such Firm or Fund does not have a significant focus on investing in Competing Entities, and (3) Executive does not serve on the board of directors, advisory board or similar body of or related to the Competing Entity. As used herein, the term “Competing Entity” means any entity that engages, directly or indirectly, in a Cadence Business.

c. During the Transition Period, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the written advance approval of Cadence’s CEO (or his successor(s)), from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement: (i) encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate; (ii) interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate; or (iii) soliciting, diverting or accepting business, in the Cadence Business, from any former or present client, customer or joint venture partner of Cadence or any Cadence affiliate (other than on behalf of Cadence), except that Executive may solicit or accept business, in a line of business engaged in by Cadence or a Cadence affiliate, from a former or present client, if and only if Executive had previously provided consulting services in such line of business, to such client, prior to ever being employed by Cadence, but in no event may Executive violate paragraph 3(b) hereof. The restrictions contained in subparagraph (i) of this paragraph 3(c) shall also be in effect for a period of one year following the Termination Date. This paragraph 3(c) does not alter any of the obligations the Executive may have under the Employee Proprietary Information and Inventions Agreement, dated as of July 22, 2014.

d. Executive will fully cooperate in all reasonable respects with Cadence in all matters relating to his employment, including the winding up of work performed in Executive’s prior position and the orderly transition of such work to other Cadence employees. Cadence shall (i) reimburse Executive for any expenses that he reasonably incurs in connection with performing the cooperation services pursuant to this paragraph 3(d), and (ii) defend, indemnify and hold harmless Executive to the maximum extent allowed pursuant to applicable law with respect to or arising out of any actual or threatened claims that are asserted against Executive arising out of Executive providing cooperation services pursuant to this paragraph 3(d).

e. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence’s or its affiliates’ products, services, policies, business practices, employees, executives, officers, or directors, past, present or future. Similarly, Cadence agrees to instruct its executive officers and members of the Company’s Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process, or in connection with any governmental, regulatory or administrative agency investigation.

f. Notwithstanding paragraph 10 hereof, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b) or 3(c), or for Cadence or Executive in the event of a breach or threatened breach of paragraph 3(e). In the event of any such breach or threatened breach, the non-breaching party may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.

4. TRANSITION COMPENSATION AND BENEFITS. In consideration of Executive’s execution of the release of claims in this Agreement and as compensation for Executive’s services during the Transition Period, Cadence will provide the following payments and benefits to Executive (to which Executive would not otherwise be entitled), after Executive has returned to the Company all hard and soft copies of records, documents, materials and files in his possession or control after conducting a reasonable and diligent search, which contain or relate to confidential, proprietary or sensitive information obtained by Executive in conjunction with his employment with the Company, as well as all other Company-owned property, except to the extent retained pursuant to Section 7 of the Employment Agreement:

a. all of the

i. unvested equity compensation awards (including stock options, restricted stock and restricted stock units) that are not performance-based within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), that are outstanding and held by Executive on the Transition Commencement Date and that would have vested on or before February 28, 2017 had Executive continued to serve as an executive of the Company pursuant to his Employment Agreement, and

ii. unvested portion of any equity compensation awards (including stock options, restricted stock and restricted stock units) that are performance-based within the meaning of Section 162(m) of the Code, that are outstanding and held by Executive on the Transition Commencement Date and for which the performance conditions have been met, that would have vested on or before February 28, 2017 had Executive continued to serve as an executive of the Company pursuant to his Employment Agreement, shall immediately vest and become exercisable in full on the Effective Date of this Agreement, and there shall be no further vesting of those equity compensation awards during or after the Transition Period, notwithstanding any provision in any equity compensation award to the contrary, except as otherwise provided by paragraph 7 hereof. Any acceleration pursuant to this paragraph 4(a) will have no effect on any other provisions of the stock awards;

b. Executive’s employment pursuant to this Agreement through the Termination Date shall be considered a continuation of employee status and continuous service for all purposes under any equity compensation awards previously granted to Executive by the Company and outstanding on the Transition Commencement Date; and

c. if Executive elects to continue coverage under Cadence’s medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay Executive’s COBRA premiums during the Transition Period.

In addition, during the Transition Period, the Company shall reimburse Executive for all reasonable, customary and necessary expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s travel and expense reimbursement policy. Except as so provided in this paragraph 4 or as otherwise set forth in paragraphs 5, 6 and 7 hereof, Executive will receive no other compensation or benefits from Cadence in consideration of Executive’s services during the Transition Period. Executive acknowledges that all bonuses and awards, including equity awards, that were delivered to Executive subject to the Cadence Design Systems, Inc. Clawback Policy in effect as of January 1, 2010 (the “Clawback Policy”) shall remain subject to the Clawback Policy.

5. FIRST TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence pursuant to paragraph 2(b) due to a material breach by Executive of Executive’s duties under this Agreement, and in consideration for, and subject to, Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution and delivery of a Release of Claims in the form of Attachment 1 hereto on a date that is at least six months after the Transition Commencement Date, and as compensation for Executive’s services during the Transition Period (except as set forth above in paragraph 3(d)), Cadence will provide to Executive the following termination payment, to which Executive would not otherwise be entitled, in each case, so long as the revocation period of the Release of Claims (as defined in that document) has expired prior to the date of payment:

a. a lump-sum payment of $425,000.00, less applicable tax deductions and withholdings, payable on the thirtieth (30th) day following the date that is six months after the Transition Commencement Date; and

b. for a period of six months, a monthly salary of $4,000 less applicable tax withholdings and deductions, payable in accordance with Cadence’s regular payroll schedule, commencing on the first pay date that is more than thirty (30) days following the date that is six months after the Transition Commencement Date.

6. SECOND TERMINATION PAYMENT AND BENEFITS; REFUND OF PAYMENTS.

a. Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence pursuant to paragraph 2(b) due to a material breach by Executive of Executive’s duties under this Agreement, on the thirtieth (30th) day following the Termination Date, and in consideration for, and subject to, Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution of a Release of Claims in the form of Attachment 2 to this Agreement, Cadence will provide to Executive the following termination payment, to which Executive would not otherwise be entitled, so long as the revocation period of the Release of Claims (as defined in that document) has expired prior to the date of payment:

i. a lump-sum payment of $425,000.00, less applicable tax deductions and withholdings.

b. If the Company should terminate Executive’s employment with the Company due to a breach by Executive of Executive’s duties or obligations under this Agreement that, if such breach is curable, Executive fails to cure within thirty (30) days of receiving written notice from the Company identifying such breach, Executive shall promptly refund to the Company any and all amounts theretofore paid to Executive pursuant to paragraph 5(a), with interest on any such amount of eight percent per annum, compounded monthly.

c. Notwithstanding anything in this Agreement to the contrary, to the extent that the Company in good faith determines that any payment resulting from Executive’s termination of employment provided for in this Agreement constitutes a “deferral of compensation” and that Executive is a “specified employee”, both within the meaning of Section 409A of the Code, no such amounts shall be payable to Executive pursuant to the Agreement prior to the earlier of (1) Executive’s death following the Transition Commencement Date or (2) the date that is six months following the date of Executive’s “separation from service” with the Company (within the meaning of Section 409A of the Code).

7. CHANGE IN CONTROL. If a Change in Control occurs within three (3) months following Transition Commencement Date, in which case the Company shall promptly notify Executive of the occurrence of such Change in Control, then:

a. in addition to the acceleration described in paragraph 4(a) of this Agreement, any equity compensation awards that were not vested on the Transition Commencement Date shall vest in full immediately prior to the effective time of the Change in Control; provided, however, that any acceleration of vesting pursuant to this paragraph 7(a) shall have no effect on any other provisions of the equity compensation awards or the plans governing such awards;

b. The amount payable under paragraph 5(a) of this Agreement shall be $637,500.00; and

c. The amount payable under paragraph 6(a) of this Agreement shall be $637,500.00.

For the avoidance of doubt, if this Agreement has already been executed by Executive and Cadence and within three (3) months following the Transition Commencement Date a Change in Control occurs (a “Post-Termination Timely Change in Control”), then paragraphs 7(a) through 7(c) of this Agreement shall take effect immediately upon the effectiveness of the Post-Termination Timely Change in Control.

8. GENERAL RELEASE OF CLAIMS.

a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining

Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

i. any amounts or benefits to which Executive is or becomes entitled pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of Executive’s full-time employment;

ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

iii. claims for coverage under the Company’s past, present or future, insurance policies, including but not limited to any directors’ and officers’ liability insurance policies and/or employment practices liability insurance policies;

iv. claims related to Executive’s COBRA rights;

v. any claims or rights that Executive has to any equity award from the Company that has vested as of the Transition Commencement Date (as well as any right to any equity award that becomes vested pursuant to the provisions of this Agreement);

vi. any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract (including but not limited to the Indemnity Agreement (as defined below)), statute, or common law principle; and

vii. any other rights or claims that Executive has or may have that cannot, as a matter of law, be waived.

b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees based upon any of the matters released above.

c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 8.

d. Executive intends that this release of claims cover all claims described above, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

9. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Agreement.

10. ARBITRATION. Subject to paragraph 3(f) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement, will be resolved exclusively in final and binding arbitration in accordance with the Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitration will be held in the San Jose, California, metropolitan area, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any). However, in the event a party prevails at arbitration on a statutory claim that entitles the prevailing party to reasonable attorneys’ fees as part of the costs, then the arbitrator may award those fees to the prevailing party in accordance with that statute.

11. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.

12. INTEGRATED AGREEMENT. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by Cadence’s policies while serving as a Cadence employee, including but not limited to Cadence’s Employee Handbook, Sexual Harassment Policy and

Code of Business Conduct, or Executive’s continuing obligations under Executive’s Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws. In addition, nothing in this Agreement supersedes or negates the Company’s obligations under the Indemnity Agreement, dated July 29, 2008, by and between the Company and Executive (the “Indemnity Agreement”), or any equity award agreement entered into between the Company and Executive.

13. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein satisfy in full all obligations of Cadence to Executive arising out of or in connection with Executive’s employment through the date of this Agreement, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.

14. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.

15. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

16. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced. Notwithstanding anything herein or in the Employment Agreement to the contrary, the Company may, in its sole discretion, amend this Agreement (which amendment shall be effective upon its adoption or at such other time designated by the Company) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall not materially reduce the benefits provided to Executive pursuant to this Agreement without the Executive’s consent.

17. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to in writing by Cadence.

18. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.

19. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.

EXECUTION OF AGREEMENT

The parties execute this Agreement to evidence their acceptance of it.

Dated: October 28, 2015	Dated: October 28, 2015

Charlie Huang	CADENCE DESIGN SYSTEMS, INC.

/s/ Charlie Huang	By:	/s/ Christina Rooke Jones
Christina Rooke Jones
Sr. Vice President – Global Human Resources

ATTACHMENT 1

RELEASE OF CLAIMS

1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring or employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

i. any amounts or benefits which I am or become entitled to receive pursuant to the provisions of my Executive Transition and Release Agreement with Cadence (the “Transition Agreement”) or pursuant to the provisions designated in Section 9.9 of my Employment Agreement with Cadence to survive the termination of my full-time employment;

ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

iii. claims for coverage under the Company’s past, present or future, insurance policies, including but not limited to any directors’ and officers’ liability insurance policies and/or employment practices liability insurance policies;

iv. claims related to my COBRA rights;

v. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle (including but not limited to the Indemnity Agreement, dated July 29, 2008, between the Company and me);

vi. any claims or rights that I may have to any equity award that I received from the Company that has vested as of the date of this Release of Claims (as well as any right to any equity award that becomes vested pursuant to the provisions of the Transition Agreement); and

vii. any other rights or claims that I have or may have that cannot, as a matter of law, be waived.

2. I intend that this Release cover all claims described above, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Release, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated: .
Print Name

Sign Name

ATTACHMENT 2

RELEASE OF CLAIMS

1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring or employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

i. any amounts or benefits which I am or become entitled to receive pursuant to the provisions of my Executive Transition and Release Agreement with Cadence or pursuant to the provisions designated in Section 9.9 of my Employment Agreement with Cadence to survive the termination of my full-time employment;

ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;

iii. claims for coverage under the Company’s past, present or future, insurance policies, including but not limited to any directors’ and officers’ liability insurance policies and/or employment practices liability insurance policies;

iv. claims related to my COBRA rights;

v. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle (including but not limited to the Indemnity Agreement, dated July 29, 2008, between the Company and me);

vi. any claims or rights that I may have to any equity award that I received from the Company that has vested as of the date of this Release of Claims (as well as any right to any equity award that becomes vested pursuant to the provisions of the Transition Agreement); and

vii. any other rights or claims that I have or may have that cannot, as a matter of law, be waived.

2. I intend that this Release cover all claims described above, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Release, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.

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